Exhibit (m)x under Form N-1A
                                           Exhibit (1) under Item 601/Reg. S-K
                              Amendment No. 1 to
                        Hibernia Funds Rule 12b-1 Plan

      This Amendment No. 1 to Hibernia Funds Rule 12b-1 Plan (the
"Amendment") amends that certain Plan dated October 14, 1988 (the "Plan") and is made on and as of this 30th day of December, 2002 (the "Effective Date").

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Terms used as defined terms herein which are not otherwise defined shall have the meanings ascribed thereto in the Plan.

2.    Amendments To Plan.  The Plan is hereby amended as follows:

      (a) Edgewood Services, Inc. ("Edgewood"), as the new Distributor of the Funds of the Trust, is hereby made a party to the Plan in replacement of FSC. From and after the Effective date, references in the Plan to FSC shall be replaced by references to Edgewood for all purposes.

      (b) Section 3 of the Plan is hereby amended by deleting the words "Administrative Support and Distributor's Contract" and inserting the words "Distributor's Contract" in their place.

3. Effective Date. This Amendment shall be and become effective on and as of the date first above-written.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives, intending to be legally bound hereby, as of the day and year first above written.


HIBERNIA FUNDS                      EDGEWOOD SERVICES, INC.


By:  /s/ George M. Polatas          By:  /s/ Charles L. Davis, Jr.
Name:  George M. Polatas            Name:  Charles L. Davis, Jr.
Title:  Vice President              Title:  Vice President